SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549
                             FORM 8-K
        Current Report Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934
 Date of Report (Date of earliest event reported): Nov. 13, 1998
                      ADEN ENTERPRISES, INC.
      (Exact name of registrant as specified in its charter)
California                        00-18140            87-0447215
(State or other jurisdiction of  (Commission         (I.R.S. Employer
incorporation or organization)          File No.)    Identification No.)
     13314 I Street, Omaha, Nebraska                        68137
          (Address of principal executive offices)        (Zip Code)
                         (402) 334-5556)
       (Registrant's telephone number, including area code)
      Item 5.   Other Information
      On November 13, 1998, the Registrant announced it has received funding and services from a corporation controlled by its Chairman, Michael S. Luther, and another shareholder, Daniel Koch. In conjunction with the funding, services and joint venture agreement, Mr. Koch was issued 13,366,188 shares of restricted common stock in Aden Enterprises, Inc. As a result of the transaction and other shares issued there are currently 100,000,000 shares outstanding.
      The Company has entered into a joint venture agreement with Emerald Technologies Corporation, dba NETWorks
      Direct ("Emerald") for Internet-based advertising programs to recruit independent travel agents. To date all of the expenditures for advertising and program development have been incurred by Emerald. Under the agreement, Liberty Court Travel, Inc., a wholly-owned subsidiary of Registrant is entitled to all revenue and profits generated from the travel business. The joint venture is also engaged in providing Internet-based retail merchandising with affiliate organizations including Amazon.com, eToys, Beyond.com and other national companies.
      Registrant engages in this commerce on its Internet site "libertycourt.com". Under the agreement,
      Registrant is entitled to all of the revenue and profits from the Internet-based retail commerce.
      In the future, the joint venture intends to provide the independent agents with the opportunity to sell other merchandise and services. Under the agreement, NETWorks Direct will be entitled to 80 percent of the revenue and profits from sales with the Registrant receiving 20 percent.